Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267126

PROSPECTUS SUPPLEMENT NO. 34
(to Prospectus dated October 26, 2022)

D-WAVE QUANTUM INC.

COMMON SHARES

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of October 26, 2022 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-267126).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 11, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our shares of common stock, par value $0.0001 (“Common Shares”), are listed on the New York Stock Exchange (the “NYSE”) under the symbol “QBTS”. On October 10, 2023, the last reported sales price for the Common Shares on the NYSE was $1.07.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of applicable information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2023

D-Wave Quantum Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41468	88-1068854
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2650 East Bayshore Road
Palo Alto, California
94303
(Address of principal executive offices)

(604) 630-1428
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	QBTS	New York Stock Exchange
Warrants, each whole warrant exercisable for 1.4541326 shares of common stock at an exercise price of $11.50	QBTS.WT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2023, D-Wave Quantum Inc. (the “Company”) entered into the Fourth Amendment to Loan and Security Agreement (the “Amendment”) with PSPIB Unitas Investments II Inc. (“PSPIB”) amending certain provisions to the Loan and Security Agreement dated as of April 13, 2023, by and among the Company and its subsidiaries and PSPIB, as amended (the “Term Loan”).

Under the Amendment, the deadline for the Company to deliver to PSPIB a board-approved operating budget and plan for the Company’s fiscal years 2023 through 2027 was extended to December 31, 2023. In addition, the Amendment extended the period for which no prepayment of the advances under the Term Loan is required with respect to aggregate gross proceeds of up to $50,000,000 received pursuant to share issuances under the ELOC (as defined in the Term Loan) to proceeds received prior to December 31, 2023.

The Amendment also makes other changes to the Term Loan, such as clarifying the meaning of certain defined terms.

The above description of the material terms of the Amendment is qualified in its entirety by the Amendment attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference into this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Fourth Amendment to Loan and Security Agreement, dated as of October 6, 2023, by and between PSPIB Unitas Investments II Inc. and D-Wave Quantum Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D-Wave Quantum Inc.

Dated: October 11, 2023	By:	/s/ Alan Baratz
	Name:	Alan Baratz
	Title:	President & Chief Executive Officer

Exhibit 10.1

Execution Version

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

FOURTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of October 6, 2023, by and between D-WAVE QUANTUM INC., a Delaware corporation (the “Borrower”), and the Lender (as defined below) party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, D-Wave Systems Inc., a British Columbia corporation, D-Wave US Inc., a Delaware corporation, D-Wave Government Inc., a Delaware corporation, D-Wave Commercial Inc., a Delaware corporation, D-Wave International Inc., a Canadian corporation, D-Wave Quantum Solutions Inc., a Canadian corporation, Omni Circuit Boards Ltd., a British Columbia corporation, DPCM Capital, Inc., a Delaware corporation, 1372929 B.C. Ltd, a British Columbia corporation, 1372934 B.C. LTD., a British Columbia corporation, DWSI Canada Holdings ULC, a British Columbia corporation, D‑Wave Quantum Technologies Inc., a British Columbia corporation, and each other Person hereafter joined thereto as a guarantor (collectively or individually, as the context may dictate, the “Guarantors” and together with the Borrower, the “Loan Parties”) and PSPIB Unitas Investments II Inc., a Canadian corporation, as Collateral and as Lender (the “Lender”), are parties to that certain Loan and Security Agreement, dated as of April 13, 2023 (as amended pursuant to that certain First Amendment to Loan and Security Agreement dated as of June 16, 2023, that certain Limited Waiver and Second Amendment to Loan and Security Agreement dated as of July 13, 2023, and that certain Third Amendment to Loan and Security Agreement dated as of July 20, 2023 and as further amended, modified, supplemented, renewed, restated or replaced from time to time, the “Existing Loan Agreement”);

WHEREAS, the Borrower has requested certain amendments to the Existing Loan Agreement, and the Lender party hereto has agreed to such amendments, subject to the terms and conditions hereof; and

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Defined Terms.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Existing Loan Agreement, as amended by this Amendment (the “Amended Loan Agreement”).

2.          Amendments to Existing Loan Agreement.  Subject to, and in accordance with, the terms and conditions set forth herein, including the satisfaction (or waiver by the Lender) of all conditions precedent set forth in Section 3 below, the Existing Loan Agreement is hereby amended as follows:

(a)       Clause (e) of Section 1.1 “Permitted Indebtedness” of the Existing Loan Agreement is hereby amended and restated as follows:

“(e)      Indebtedness of the Borrower secured by Liens permitted under clause (e) of the definition of Permitted Liens, up to an aggregate principal amount of $3,800,000 to be used to finance the Borrower’s capital expenditures;”

(b)        Section 1.1 “Permitted Indebtedness” of the Existing Loan Agreement is hereby amended by inserting the following clause (f.1) immediately after clause (f):

“(f.1)    Indebtedness arising from the financing of the premiums associated with the Borrower’s directors and officers’ liability insurance policies in an amount not to exceed US $ 1,800,000 per fiscal year commencing with the Borrower’s fiscal year 2023;”

(c)          Section 1.1 “Permitted Investments” of the Existing Loan Agreement is hereby amended by inserting the following clause (g) at the end thereof:

“(g)       Investments permitted under the Company’s Corporate Investment Policy as approved by the Borrower’s Audit Committee and reasonably acceptable to the Lender in its sole discretion;”

(d)        Clause (e) of Section 1.1 “Permitted Investments” of the Existing Loan Agreement is hereby amended and restated as follows:

“(e)        Existing Investments in 1QB Information Technologies, Inc., Good Chemistry Inc., Synthesis Health Inc., QC Ware Corp. and DNA SEQ Inc., as well as Investments in any of their Affiliates reasonably acceptable to the Lender;”

(e)          Section 2.3(a)(ii) of the Existing Loan Agreement is hereby amended and restated as follows:

“(ii      Upon Issuance of Equity Securities. If any Borrower or Subsidiary issues any Equity Securities in one or more issuances, including pursuant to the ELOC, then Borrower shall promptly (and in all cases within three (3) Business Days of receipt of such funds) prepay the Loans in an aggregate amount equal to the proceeds thereof (plus any accrued interest and the applicable Prepayment Premium); provided, however, that no prepayment shall be required under this Section 2.3(a)(ii) with respect to aggregate gross proceeds up to $50 million received pursuant to the ELOC to the extent received prior to December 31, 2023. This provision shall not be deemed to permit the issuance of Equity Securities in any Borrower or Subsidiary other than the Borrower.”

(f)          Section 3.3(a) of the Existing Loan Agreement is hereby amended by (i) removing “and” from the end of clause (iii) thereof, (ii) replacing “.” with “; and” at the end of clause (iv) thereof and (iii) adding the following new clause (v) at the end thereof:

“(v)        as soon as reasonably practicable, but in no event later than October 31, 2023, an amended and restated deposit account and sweep investment control agreement from the applicable depositary institution for the applicable deposit account in form and substance reasonably acceptable to the Collateral Agent.”

(g)          Section 6.10(e) of the Existing Loan Agreement is hereby amended and restated as follows:

“(e)       The Borrower shall have delivered a board-approved operating budget and plan for Borrower’s fiscal years 2023 through 2027 that is satisfactory to the Lender on or prior to December 31, 2023.”

3.          Condition to Effectiveness.  The effectiveness of this Amendment is subject to (i) the Lender having received executed counterparts hereof from the Borrower and the Lender and (ii) the Borrower’s payment of the Lender’s fees and expenses, including the fees and expenses of Weil, Gotshal & Manges LLP, legal counsel to the Lender, incurred in connection with this Amendment, the transactions contemplated hereby and accrued and unpaid fees and expenses owed to the Collateral Agent and the Lender pursuant to Section 10.3 of the Amended Loan Agreement (the date of such satisfaction (or waiver) being the “Amendment Effective Date”).

4.          Representations and Warranties.  Each Loan Party hereby represents and warrants, on and as of the Amendment Effective Date and after giving effect to this Amendment, that:

(a)         the representations and warranties set forth in Section 5 of the Existing Loan Agreement and in each other Loan Document are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(b)          no event has occurred or exists that would constitute a Default or an Event of Default;

(c)       this Amendment has been duly executed and delivered by the Borrower and this Amendment and the Amended Loan Agreement constitute the legal, valid and binding obligations of Borrower, enforceable against it in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

(d)       the execution, delivery and performance of this Amendment and the performance by each Loan Party has been duly authorized by all necessary action on the part of Borrower and each Subsidiary. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of this Amendment, or (b) the performance of Borrower’s or any Subsidiary’s obligations under this Amendment or the Amended Loan Agreement.

5.           Effects on Loan Documents.

(a)         On and after the effectiveness of this Amendment, each reference in any Loan Document to “the Loan Agreement” shall mean and be a reference to the Amended Loan Agreement and each reference in the Existing Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Amended Loan Agreement.

(b)        Except as specifically amended herein, all Loan Documents (including the guaranty and all Liens granted thereunder in respect of the Obligations) shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender or the Collateral Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents (except as expressly provided herein) or in any way limit, impair or otherwise affect the rights and remedies of the Collateral Agent or the Lenders under the Loan Documents. This Amendment and the Amended Loan Agreement shall not constitute a novation of the Existing Loan Agreement or the other Loan Documents.

(d)        The Loan Parties and the other parties hereto hereby acknowledge and agree that, on and after the Amendment Effective Date, this Amendment shall constitute a Loan Document for all purposes of the Amended Loan Agreement.

6.        CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND THE TERMS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY. PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS, EACH OF BORROWER AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

7.           Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

8.          Successors and Assigns.  The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted by the Amended Loan Agreement.

9.       Severability. In the event any one or more of the provisions contained in this Amendment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

10.        Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Any signature delivered by a party by facsimile or other electronic means of transmission (including email transmission of a PDF copy) shall be deemed to be an original signature hereto.

11.         Entire Agreement.  This Amendment and the Loan Agreement as amended hereby and the other Loan Documents constitute the entire agreement, and supersede any prior agreements and contemporaneous oral agreements, of the parties concerning their subject matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWER:

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name: Alan Baratz
Title: Chief Executive Officer

[Signature Page to Fourth Amendment]

LENDER:

PSPIB UNITAS INVESTMENTS II INC.
as a Lender

By:	/s/ Adam Smalley
Name: Adam Smalley
Title: Authorized Signatory

By:	/s/ Jonathan Ostrzega
Name: Jonathan Ostrzega
Title: Authorized Signatory

[Signature Page to Fourth Amendment]